Exhibit 15.1
May 23, 2006
Quicksilver Resources Inc.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104
We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated May 5, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, is being incorporated by reference in this Registration Statement on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Fort Worth, Texas